SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

Forward Industries, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

349862300

(CUSIP Number)

December 27, 2017

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☑	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 349862300                                             13G                                             Page 2 of 4 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) James M. Frost
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☐

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 450,973
	6	SHARED VOTING POWER
	7	SOLE DISPOSITIVE POWER 450,973
	8	SHARED DISPOSITIVE POWER
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 450,973
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.1% (1)
12	TYPE OF REPORTING PERSON In - Individual

(1) Based on 8,920,830 shares outstanding as of December 11, 2017.

CUSIP No. 349862300                                             13G                                             Page 3 of 4 Pages

ITEM 1.

(a)           Name of Issuer: Forward Industries, Inc.

(b)           Address of Issuer’s Principal Executive Offices: 477 Rosemary Avenue, Suite 219, West Palm Beach, Florida 33401.

ITEM 2.

(a)           Name of Person Filing: James M. Frost

(b)           Address of Principal Business Office or, if none, Residence

                7551 W. Sunset Blvd., Suite 203

                Los Angeles, CA 90046

 (c)          Citizenship: U.S. citizen

(d)           Title of Class of Securities: Common Stock

(e)           CUSIP Number: 349862300

ITEM 3.                IF THIS STATEMENT IS FILED PURSUANT TO §§240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

Not Applicable.

ITEM 4.                OWNERSHIP.

See Item 5 through 9 and 11 of cover page.

ITEM 5.                OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

Not Applicable.

ITEM 6.                OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Not Applicable.

ITEM 7.                IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not Applicable.

ITEM 8.                IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not Applicable.

ITEM 9.                NOTICE OF DISSOLUTION OF GROUP.

Not Applicable.

CUSIP No. 349862300                                             13G                                             Page 4 of 4 Pages

ITEM 10.              CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under 240.14a-11.

SIGNATURE

                After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 14, 2018	By: /s/ James M. Frost
James M. Frost